As filed with the Securities and Exchange Commission on November 10, 2009

Registration No. 333-147844

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2 to

FORM S-3

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Cowen Holdings, Inc.
(f/k/a Cowen Group, Inc.)

(Exact Name of Registrant as Specified in its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	84-1702964 (I.R.S. Employer Identification No.)

1221 Avenue of the Americas New York, New York (Address of Principal Executive Offices)	10020 (Zip Code)

J. Kevin McCarthy, Esq.
Cowen Holdings, Inc.
 1221 Avenue of the Americas
New York, New York 10020
(Name and Address of Agent For Service)
Telephone: (646) 562-1000

(Telephone Number, Including Area Code, of Agent For Service)

Copy to:

David E. Shapiro
Wachtell, Lipton, Rosen & Katz
51 W. 52nd Street
New York, NY 10019

TERMINATION OF REGISTRATION

     This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3 (File No. 333-147844) of Cowen Group, Inc. (the “Company”), a Delaware corporation, filed on December 5, 2007, pertaining to 1,382,608 shares of the Company’s common stock held by SG Americas Securities Holdings, Inc.

     On November 2, 2009, Lexington Merger Corp. (“Merger Sub”), a Delaware corporation and a wholly owned subsidiary of LexingtonPark Parent Corp. (“New Parent”), a Delaware corporation, merged (the “Merger”) with and into the Company pursuant to the terms of a Transaction Agreement and Agreement and Plan of Merger, dated as of June 3, 2009, by and among New Parent, Merger Sub, Park Exchange LLC, Ramius LLC, and the Company (the “Transaction Agreement”). Pursuant to the terms of the Transaction Agreement, each share of the Company’s common stock outstanding at the effective time of the Merger (the “Effective Time”) was converted into the right to receive 1.0 shares of New Parent Class A common stock, par value $0.01 per share. As a result of the Merger, the Company became a wholly owned subsidiary of New Parent. Each of the shares of Class A common stock of New Parent held by former shareholders of the Company as a result of the automatic conversion of any shares of Company common stock held by these shareholders has been registered pursuant to The Securities Act of 1933, as amended, on a registration statement on Form S-4, filed with the Securities and Exchange Commission on July 10, 2009, as amended.

     Therefore, as of the Effective Time, the Company hereby removes from registration the shares of common stock of the Company registered pursuant to this Registration Statement that remain unissued.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on November 10, 2009.

COWEN HOLDINGS, INC. (f/k/a Cowen Group, Inc.)

By: /s/ Christopher A. White
Name: Title:	Christopher A. White Vice President

     Pursuant to the requirements on the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ David M. Malcolm	Chief Executive Officer and President, Director (Principal Executive Officer)	November 10, 2009
David M. Malcolm

/s/ Thomas K. Conner	Chief Financial Officer (Principal Financial and Accounting Officer)	November 10, 2009
Thomas K. Conner

/s/ Jeffrey Kurzweil	Director	November 10, 2009
Jeffrey Kurzweil

/s/ Philip B. Pool, Jr.	Director	November 10, 2009
Philip B. Pool, Jr.

/s/ L. Thomas Richards	Director	November 10, 2009
L. Thomas Richards

/s/ John E. Toffolon, Jr.	Director	November 10, 2009
John E. Toffolon, Jr.

/s/ Charles W.B. Wardell, III	Director	November 10, 2009
Charles W.B. Wardell, III